Exhibit 99.1

BPZ Resources Inc. Receives Continued Notice Listing from NYSE

Houston, Texas - Dec. 10, 2014 - BPZ Resources Inc. (the "Company") (NYSE: BPZ) (BVL: BPZ), today announced that on December 8, 2014, the Company received notification from the New York Stock Exchange (NYSE) that the Company had fallen below the NYSE’s continued listing standard, which requires a minimum average closing price of $1.00 per share over 30 consecutive trading days.

The NYSE has informed the Company that it has until June 8, 2015 (the “Compliance Date”) to bring its average share price back above $1.00. Under the NYSE rules, the Company's common stock will continue to be listed on the NYSE at least until the Compliance Date, subject to the Company's compliance with other standard NYSE continued listing requirements. The Company will timely notify the NYSE that it intends to cure the deficiency.

The Company's business operations, securities reporting requirements, and debt obligations are unaffected by this notification.

Manolo Zuniga, President and CEO of BPZ Energy stated, “We do not believe that BPZ’s current stock price is indicative of the value of the Company. The Company is considering available options to regain compliance and is pursuing various strategies to remain a listed company. We continue working to increase production and reduce costs. Two new wells are being completed and we expect to report production rates this month. Current efforts are also focused on a review of strategic and financing alternatives to enable us to execute our business plan. We intend to remain a going concern.”

ABOUT BPZ ENERGY

BPZ Energy, which trades as BPZ Resources, Inc. under ticker symbol BPZ on the New York Stock Exchange and the Bolsa de Valores in Lima, is an independent oil and gas exploration and production company which has license contracts covering approximately 1.9 million net acres in offshore and onshore Peru. The Company holds a 51% working interest in offshore Block Z-1, which it is developing in partnership with Pacific Rubiales Energy Corp. The Company also holds 100% working interests in three onshore blocks. Please visit www.bpzenergy.com for more information.

FORWARD LOOKING STATEMENT

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “will,” “expected,” "estimated,” and "prospective," and other similar expressions. These forward-looking statements involve risks and uncertainties.

Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include successful operation of our new platform in Corvina, the success of our project financing efforts, accuracy of well test results, results of seismic testing, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

CAUTIONARY STATEMENT REGARDING CERTAIN INFORMATION RELEASES

The U.S. Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only "reserves" that a company anticipates to be economically producible by application of development projects to known accumulations, and there exists or is a reasonable expectation there will exist, the legal right to produce, or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project. We are prohibited from disclosing estimates of oil and gas resources that do not constitute "reserves" in our SEC filings, including any estimates of contingent and prospective resources included in this press release. With respect to "probable" and "possible" reserves, we are required to disclose the relative uncertainty of such classifications of reserves when they are included in our SEC filings. Further, the reserves estimates contained in this press release are not designed to be, nor are they intended to represent, an estimate of the fair market value of the reserves.

The Company is aware that certain information concerning its operations and production is available from time to time from Perupetro, an instrumentality of the Peruvian government, and the Ministry of Energy and Mines ("MEM"), a ministry of the government of Peru. This information is available from the websites of Perupetro and MEM and may be available from other official sources of which the Company is unaware. This information is published by Perupetro and MEM outside the control of the Company and may be published in a format different from the format used by the Company to disclose such information, in compliance with SEC and other U.S. regulatory requirements.

Additionally, the Company’s joint venture partner in Block Z-1, Pacific Rubiales Energy Corp. (“PRE”), is a Canadian public company that is not listed on a U.S. stock exchange, but is listed on the Toronto (TSX), Bolsa de Valores de Colombia (BVC) and BOVESPA stock exchanges. As such PRE may be subject to different information disclosure requirements than the Company. Information concerning the Company, such as information concerning energy reserves, may be published by PRE outside of our control and may be published in a format different from the format the Company uses to disclose such information, incompliance with SEC and other U.S. regulatory requirements.

The Company provides such information in the format required, and at the times required, by the SEC and as determined to be both material and relevant by management of the Company. The Company urges interested investors and third parties to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200. These filings can also be obtained from the SEC via the internet at www.sec.gov.

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Contact:

A. Pierre Dubois

Director, Investor Relations & Corporate Communications

BPZ Energy

(281) 752-1240

pierre_dubois@bpzenergy.com